INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of American Pacific Corporation on Form S-8 of our report dated November 27, 1995 appearing in the Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Las Vegas, Nevada
August 26, 1996